NSAR ITEM 77C


Mosher, Inc.


(a) An Annual Meeting of Shareholders was held on June 7, 1996 and a Special Meeting of Shareholders was held on October 29, 1996.


(b) The election of Directors of Mosher, Inc. (the "Fund") at the Annual Meeting of Shareholders on June 7, 1996 included:

        Dougal Cameron

        Milton E. Eliot

        Christopher T. Jones

        Richard L. Kendall

        John H. Linsey

        Robert C. McNair

        Charles C. Ryrie

        Robert Stewart, Jr.


(c)     The following were voted on at the June 7, 1996 meeting:


        1)     Election of Directors



               Dougal Cameron         For  1,140,970     Withheld     150

               Milton E. Eliot        For  1,141,120     Withheld       0

               Christopher T. Jones   For  1,141,120     Withheld       0

               Richard L. Kendall     For  1,141,120     Withheld       0

               John H. Linsey         For  1,140,970     Withheld     150

               Robert C. McNair       For  1,140,970     Withheld     150

               Charles C. Ryrie       For  1,123,969     Withheld  17,151

               Robert Stewart, Jr.    For  1,132,975     Withheld   8,145


        2) To Ratify the Selection of KPMG Peat Marwick LLP as Independent Auditors for its Current Fiscal Year.

               For     1,139,673               Against     0


        The following was voted on at the October 29, 1996 meeting:


        1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

               For     1,149,913               Against     2,000